Exhibit 99.1

Boyd Gaming Corporation Announces Offering of $300 Million
Senior Subordinated Notes due 2012

Las Vegas, Nevada, — December 12, 2002 — Boyd Gaming Corporation (NYSE: BYD) today announced that it intends to offer $300 million aggregate principal amount of 10-year senior subordinated notes in a private placement transaction, subject to market, regulatory and certain other conditions.

The Company stated that it intends to use the net proceeds of the offering to repurchase, repay or refinance certain of its outstanding indebtedness, including its 9.50% senior subordinated notes due 2007.

The securities to be offered will not be registered under the Securities Act, or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.